Exhibit 99.1

May 10, 2018

To the Shareholders of Community West Bancshares:

We are happy to report that Community West Bancshares recently released its financial results for the first quarter of 2018.  Among the highlights was net income of $1.8 million for the first three months, an increase of 33% from $1.4 million for the first quarter of last year.  Please review the attached investor fact sheet for information about growth in loans, deposits and other benchmarks.

The Board of Directors increased its quarterly cash dividend by 25% to $0.05 per common share, payable May 31, 2018 to common shareholders of record on May 11, 2018.  The current annualized yield, based on the closing price of Community West Bancshares (CWBC) shares of $11.35 on March 31, 2018, was 1.8%.

We are also very proud to note that Community West was awarded a “Premier” rating in April 2018, by The Findley Reports.  For 50 years, Findley has been recognizing the financial performance of banking institutions in California and the western United States.  In making their annual selections, The Findley Reports focuses on four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.  It is an honor for our bank to be once again recognized so favorably by The Findley Reports.

With new Community West Bank branch offices in Oxnard and Santa Maria last year, and a new branch opening this summer in Paso Robles, we are expanding our reach throughout Ventura, Santa Barbara and San Luis Obispo counties and positioning the bank for long-term growth.

As we focus on growing our franchise, and aim to secure our vision of being the leading community bank serving California’s Central Coast, we continue to deliver improved operating results.

The future is bright for Community West.  We appreciate the continued support from you, our shareholders, as we pursue our growth opportunities.

Sincerely,

William R. Peeples	Martin E. Plourd
Chairman of the Board	President and Chief Executive Officer

COMMUNITY WEST BANCSHARES

NASDAQ: **CWBC**
$11.35
April 27, 2018

The Cereghino Group
Corporate Investor Relations
206.388.5785 www.stockvalues.com

FACT SHEET

Net Loan Portfolio
$737 Million at 3/31/18


2.6%
14.7%
30.7%
3.4%
48.6%
Commercial
Commercial Real Estate
SBA
Manufactured housing
Other

Deposit Portfolio
$710 Million at 3/31/18


16.7%
33.4%
36.4%
11.5%
2.0%
Non-interest-bearing
Interest-bearing
Savings
CDs over 250K
CDs under 250K

FIRST QUARTER 2018 HIGHLIGHTS

- Net income increased 33.8% to $1.8 million, or $0.21 per diluted share, in 1Q18, compared to $1.4 million, or $0.16 per diluted share in 1Q17.
- Return on average common equity of 10.30%.
- Return on average assets of 0.91%.
- Net loans increased $11.1 million to $737.3 million at March 31, 2018, compared to $726.2 million three months earlier and increased $76.6 million compared to $660.8 million a year ago.
- Total deposits increased $10.4 million to $710.0 million at March 31, 2018, compared to $699.7 million three months earlier and increased $69.9 million compared to $640.1 million a year ago.
- Net interest margin was 4.25%.
- Book value per common share increased to $8.73 at March 31, 2018, compared to $8.22 a year ago.

FINANCIAL HIGHLIGHTS

Period	EPS diluted	Total assets*	Nonaccrual loans, net/total loans	ALL/loans held for investment	Net Interest Margin
1Q18	$ 0.21	$ 866	0.57%	1.22%	4.25%
1Q17	$ 0.16	$ 748	0.34%	1.28%	4.45%
2017	$ 0.57	$ 833	0.61%	1.24%	4.34%
2016	$ 0.62	$ 711	0.38%	1.31%	4.60%
2015	$ 0.30	$ 621	0.92%	1.44%	4.80%
2014	$ 0.75	$ 557	2.23%	1.84%	4.50%

$ in millions except per share data
** at end of period*

ABOUT COMMUNITY WEST BANCSHARES

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California's Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo and Oxnard and a loan production office in Paso Robles. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and Government Guaranteed lending.

Community West Bank

CWBC April 27, 2018

Recent Price	$11.35	Market Cap	$93.3M
Shares Outstanding	8.2M	Book Value per Common Share	$8.73
Estimated Float	6.9M		
52-Week Price Range	$9.95-$12.97	Price/Book	1.30x
Net Interest Margin*	4.25%	Institutional Ownership	23.4%
		Insider Ownership	20.3%

*most recent quarter

FINANCIAL HIGHLIGHTS
(in thousands, except per share)

Income Statement	Three Months Ended 31-Mar-18	31-Dec-17	31-Mar-17
Interest income	$ 9,988	$ 9,927	$ 8,703
Interest expense	1,638	1,451	929
Net interest income before provision for loan losses	8,350	8,476	7,774
Provision for loan losses	(144)	(12)	144
Net interest income after provision for loan losses	8,494	8,488	7,630
Non-interest income	639	896	641
Non-interest expenses	6,533	6,421	5,923
Income before income taxes	2,600	2,963	2,348
Provision for income taxes	786	2,514	992
Net income	1,814	449	1,356
Earnings per common share:			
Basic	$ 0.22	$ 0.05	$ 0.17
Diluted	$ 0.21	$ 0.05	$ 0.16

Balance Sheet	31-Mar-18	31-Dec-17	31-Mar-17
Total assets	$ 865,689	$ 833,315	$ 748,300
Total stockholders' equity	$ 71,711	$ 70,070	$ 66,567
Total deposits	$ 710,037	$ 699,684	$ 640,130
Net loans	$ 737,319	$ 726,189	$ 660,761

Asset Quality	31-Mar-18	31-Dec-17	31-Mar-17
Nonaccrual loans, net	$ 4,220	$ 4,472	$ 2,302
Nonaccrual loans, net/total loans	0.57%	0.61%	0.34%
Nonaccrual loans plus other assets acquired through foreclosure, net	$ 4,453	$ 4,844	$ 2,447
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.51%	0.58%	0.33%
Net loan (recoveries) charge-offs in the quarter	$ (182)	$ (120)	$ (177)
Net loan (recoveries) charge-offs in the quarter/total loans	(0.02%)	(0.02%)	(0.03%)

CORPORATE HEADQUARTERS

Community West Bank
445 Pine Avenue
Goleta, CA 93117
Phone (805) 692-5821
www.communitywestbank.com

TOP INSTITUTIONAL SHAREHOLDERS *

First Securities America	6.95%
Stieven Capital	6.20%
Siena Capital	3.77%
Maltese Capital Mgmt.	3.33%
AllianceBernstein	1.79%
Cutler Capital	1.73%
Dimensional Fund	1.58%
M3F	1.22%
Context BH Capital	0.71%
Bridgeway Capital	0.53%
Wedbush Asset Mgmt.	0.50%
Wellington	0.38%

**information from SNL as of 31–Dec-17*

MANAGEMENT TEAM

Martin E. Plourd
President & Chief Executive Officer
Susan C. Thompson
EVP & Chief Financial Officer
Maureen C. Clark
EVP , Chief Operating Officer & Chief Information Officer
William F. Filippin
EVP & Chief Banking Officer

The company described in this report is a client of Lon Caroghino & Co., d.b.a. The IR Group, a securities industry relations firm. This report was prepared using information obtained from management and from publications available to the public. This report does not purport to be a complete statement of all material facts and is not to be construed as a recommendation or solicitation to buy or sell securities of the company described herein. Upon receiving a written request sent to its website www.theIRgroup.com. The IR Group will provide a package of detailed information on the client company. The IR Group is compensated by the client company for services rendered on a continuing basis and consequently, the amount of such compensation related to the preparation and distribution of this report is not separately determinable. The IR Group and/or its employees and/or members of their families, may have a long position in the securities of the company described herein.

Issued: April 27, 2018